UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/15/2013

Cerus Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21937

Delaware	68-0262011
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2550 Stanwell Drive
Concord, California 94520
(Address of principal executive offices, including zip code)

(925) 288-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 25, 2012, Cerus Corporation (the "Company") announced that Howard G. Ervin would cease performing the functions of the Company's Chief Legal Officer, but would continue to provide legal support and continuity on a part-time basis as the Company's Vice President, Legal Affairs, effective as of December 3, 2012.

On January 15, 2013, the Company entered into an amended and restated letter agreement with Mr. Ervin (the "Amended Employment Agreement"), setting forth the terms of Mr. Ervin's part-time employment effective as of January 1, 2013 through December 31, 2013 (the "Termination Date"). Pursuant to the terms of the Amended Employment Agreement, Mr. Ervin is eligible to receive the following:

*        A semi-monthly salary of approximately $2,727.45; and

*        An extended post-termination exercise period for his outstanding options until the earlier of (i) December 31, 2014 or (ii) the expiration of the term of his outstanding options.

The Amended Employment Agreement supersedes all other agreements between the Company and Mr. Ervin relating to his employment by the Company, but does not change or otherwise affect his indemnity agreement or his proprietary information and invention agreement.

The foregoing description of the Amended Employment Agreement is qualified in its entirety by reference to the full text of the Amended Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

10.1        Amended and Restated Letter Agreement, by and between the Company and Howard Ervin, dated January 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cerus Corporation

Date: January 16, 2013	By:	/s/ Kevin D. Green
Kevin D. Green
Vice President Finance and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Amended and Restated Letter Agreement, by and between the Company and Howard Ervin, dated January 15, 2013.